Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC    The IGB Group
Frank Constantinople, SVP Investor Relations    Leon Berman
Tel: +1-203-504-1063    Tel: +1-212-477-8438
fconstantinople@aircastle.com     lberman@igbir.com

Aircastle Announces Second Quarter 2018 Results
Net Earnings per Diluted Share of $0.64
Declared Third Quarter 2018 Dividend of $0.28 per Common Share

Key Financial Metrics

•	Total revenues(1) were $204.3 million

•	Total lease rental and finance and sales-type lease revenues were $187.4 million

•	Net income was $50.2 million, or $0.64 per diluted common share

•	Adjusted net income(2) was $52.4 million, or $0.67 per diluted common share

•	Adjusted EBITDA(2) was $192.6 million

•	Cash ROE(2) was 14.9%; net cash interest margin was 8.3%
Second Quarter 2018 Highlights

•	Acquired nine narrow-body aircraft for $302 million

•	Sold four narrow-body aircraft for $134 million and recorded gains on sale of $19.9 million

•	Acquired or committed to acquire more than $1.2 billion of aviation assets in 2018

•	Received Investment Grade credit rating of BBB- from Standard & Poor's and Fitch Ratings

•	Increased Revolving Credit Facility to $800 million; extended maturity to June 2022 and reduced the borrowing margin by 75 basis points

•	Declared our 49th consecutive quarterly dividend; repurchased $13.7 million of our shares year-to-date at average price of $19.62 per share

Stamford, CT.  August 7, 2018 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported second quarter 2018 net income of $50.2 million, or $0.64 per diluted common share, and adjusted net income of $52.4 million, or $0.67 per diluted common share. The second quarter results included total lease rental and finance and sales-type lease revenues of $187.4 million, a decrease of 3.9%, versus $195.0 million in the second quarter of 2017. In the second quarter of 2017, the Company reported a net loss of

________________________________________
(1) See Appendix for an explanation of the reclassification of the Gain on Sale of Flight Equipment.
(2) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

$(7.1) million, or $(0.09) per diluted common share, and adjusted net income of $2.4 million, or $0.03 per diluted common share.
Commenting on the results, Mike Inglese, Aircastle’s Chief Executive Officer, stated, “Through the first half of the year, with over $1.2 billion of aircraft acquired or committed to be acquired in 2018, along with a steady stream of profitable aircraft sales, Aircastle remains active in the secondary market for modern, in-demand aircraft. In addition to producing excellent second quarter results, we were awarded investment grade credit ratings from two major credit ratings agencies, Standard & Poor's and Fitch. This significant milestone broadens our already strong base of liquidity and enhances our ability to access competitively priced capital to support ongoing fleet expansion.”
Mr. Inglese concluded, “Our disciplined growth strategy, solid balance sheet, strong operational capabilities and shareholder-friendly capital allocation policy place Aircastle in an excellent position to increase shareholder value both near-term and over the long-run.”
Financial Results

(In thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Lease rental and finance and sales-type lease revenues	$187,354	$194,976	$374,279	$389,635
Total revenues(1)	$204,276	$237,059	$406,956	$442,091
Adjusted EBITDA(2)	$192,623	$224,105	$383,768	$417,496
Net income (loss)	$50,203	$(7,116)	$107,750	$35,323
Per common share - Diluted	$0.64	$(0.09)	$1.37	$0.45
Adjusted net income(2)	$52,378	$2,448	$109,129	$48,139
Per common share - Diluted	$0.67	$0.03	$1.38	$0.61
_______________

(1)
As part of the Company’s adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statement of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three and six months ended June 30, 2017, have also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures

(2)	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Second Quarter Results
Total revenues were $204.3 million, a decline of $32.8 million, or 13.8%, from the previous year as we recognized no maintenance revenue in the second quarter of 2018. During the second quarter of 2017, we recorded $28.9 million of maintenance revenue, driven by return compensation associated with several wide-body aircraft which transitioned.

During the second quarter of 2018, we completed our annual fleet review with no impairment charges. As a result, total expenses declined by $90.7 million, or 37.1%. This was mainly due to $79.9 million of impairment charges that were incurred in the prior year's second quarter.
Net income in the second quarter was $50.2 million, versus a net loss of $(7.1) million the prior year, while adjusted net income for the quarter was $52.4 million, versus $2.4 million the prior year. Lower aircraft impairment charges of $79.9 million, interest expense of $4.3 million, SG&A of $3.6 million and depreciation of $2.1 million were partially offset by lower maintenance revenue of $28.9 million. Depreciation expense declined mainly due to wide-body and freighter aircraft sold over the past year, while interest expense decreased due to lower debt balances and the repayment of higher coupon debt in the prior year.
Adjusted EBITDA for the second quarter was $192.6 million, a decrease of $31.5 million, or 14.0%, from the second quarter of 2017, due primarily to lower maintenance revenue of $28.9 million, as discussed above.
Aviation Assets
During the second quarter of 2018, we acquired nine mid-aged narrow-body aircraft for approximately $302 million. In the first half of 2018, we acquired a total of 13 aircraft for approximately $412 million. These aircraft have a weighted average age of approximately 8.4 years and a weighted average remaining lease term of 5.7 years.
During the second quarter, we sold four aircraft for approximately $134 million. In the first half of 2018, we sold eight aircraft for total proceeds of approximately $178 million and recorded gains on sale of $25.6 million.
As of June 30, 2018, Aircastle owned and managed 240 aircraft with a net book value of $7.4 billion.

Owned Aircraft	As of June 30, 2018(1)	As of June 30, 2017(1)
Net Book Value of Flight Equipment ($ mils.)	$6,776	$6,173
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$5,419	$4,497
Number of Aircraft	228	190
Number of Unencumbered Aircraft	199	157
Weighted Average Fleet Age (years)(2)	9.5	8.3
Weighted Average Remaining Lease Term (years)(2)	4.7	4.7
Weighted Average Fleet Utilization for the quarter ended(3)	99.5%	99.3%
Portfolio Yield for the quarter ended(2)(4)	11.5%	12.3%
Net Cash Interest Margin(5)	8.3%	8.8%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$628	$675
Number of Aircraft	12	13
_______________

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.

(2)	Weighted by net book value.

(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.

(4)
Lease rental revenue, interest income and cash collections on our net investment in finance and sales-type leases for the period as a percent of the average net book value for the period; quarterly information is annualized. Based on the growing level of finance and sales-type lease revenue management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.

(5)
Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Financing Activity
In June, we increased the size of one of our unsecured revolving credit facilities to $800 million from $675 million, extended the facility maturity by more than two years, to June 2022, and lowered the borrowing margin by 75 basis points.
In May, S&P Global Ratings raised its ratings on Aircastle Ltd., including the corporate credit rating, to 'BBB-' from 'BB+' and Fitch Ratings assigned an initial 'BBB-' rating to Aircastle’s senior unsecured debt. In June, Moody’s Investors Service placed the Ba1 corporate family and Ba1 senior unsecured ratings of Aircastle on review for possible upgrade.
Common Dividend

On August 3, 2018, Aircastle’s Board of Directors declared a third quarter 2018 cash dividend on its common shares of $0.28 per share, payable on September 14, 2018, to shareholders of record on August 31, 2018. This is our 49th consecutive dividend.

Share Repurchases

Since the beginning of the year, the Company acquired approximately 697,000 shares at an average price of $19.62 per share. Aircastle’s Board of Directors previously authorized a $100 million share repurchase program, and there is approximately $82 million remaining under this authorization. Since 2011, the Company has repurchased 15.2 million shares at an average cost of $13.58 per share.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Tuesday, August 7, 2018 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 254-3590 (from within the U.S. and Canada) or (323) 994-2093 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode "5231757".

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release, an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Thursday, September 6, 2018 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “1757279”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2018, Aircastle owned and managed on behalf of its joint ventures 240 aircraft leased to 84 customers located in 45 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's 2017 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$142,360	$211,922
Restricted cash and cash equivalents	20,880	21,935
Accounts receivable	19,357	12,815
Flight equipment held for lease, net of accumulated depreciation of $1,177,448 and $1,125,594, respectively	6,249,406	6,188,469
Net investment in finance and sales-type leases	526,738	545,750
Unconsolidated equity method investments	80,100	76,982
Other assets	174,307	141,210
Total assets	$7,213,148	$7,199,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$798,522	$849,874
Borrowings from unsecured financings, net of debt issuance costs	3,392,169	3,463,732
Accounts payable, accrued expenses and other liabilities	131,364	140,221
Lease rentals received in advance	76,780	57,630
Security deposits	131,101	130,628
Maintenance payments	719,806	649,434
Total liabilities	5,249,742	5,291,519

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 78,244,038 shares issued and outstanding at June 30, 2018; and 78,707,963 shares issued and outstanding at December 31, 2017	782	787
Additional paid-in capital	1,519,479	1,527,796
Retained earnings	443,900	380,331
Accumulated other comprehensive loss	(755)	(1,350)
Total shareholders’ equity	1,963,406	1,907,564
Total liabilities and shareholders’ equity	$7,213,148	$7,199,083

Aircastle Limited and Subsidiaries
Consolidated Statements of Income (Loss)
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Lease rental revenue	$178,486	$189,098	$355,969	$379,684
Finance and sales-type lease revenue	8,868	5,878	18,310	9,951
Amortization of lease premiums, discounts and incentives	(3,534)	(3,280)	(6,662)	(6,392)
Maintenance revenue	—	28,944	11,991	41,231
Total lease revenue	183,820	220,640	379,608	424,474
Gain on sale of flight equipment(1)	19,864	13,525	25,632	14,284
Other revenue	592	2,894	1,716	3,333
Total revenues(1)	204,276	237,059	406,956	442,091
Operating expenses:
Depreciation	76,181	78,254	151,183	157,428
Interest, net	57,398	61,672	114,506	124,740
Selling, general and administrative (including non-cash share-based payment expense of $3,076 and $6,028 for the three months ended and $5,454 and $8,130 for the six months ended June 30, 2018 and 2017, respectively)	18,583	22,187	36,418	38,354
Impairment of flight equipment	—	79,930	—	80,430
Maintenance and other costs	1,561	2,343	2,549	5,274
Total expenses	153,723	244,386	304,656	406,226

Total other income (expense)	901	(1,560)	4,075	(2,709)

Income (loss) from continuing operations before income taxes and earnings of unconsolidated equity method investments	51,454	(8,887)	106,375	33,156
Income tax provision	3,132	495	2,288	2,341
Earnings of unconsolidated equity method investments, net of tax	1,881	2,266	3,663	4,508
Net income (loss)	$50,203	$(7,116)	$107,750	$35,323
Earnings (loss)per common share — Basic:
Net income (loss) per share	$0.64	$(0.09)	$1.37	$0.45
Earnings (loss) per common share — Diluted:
Net income (loss) per share	$0.64	$(0.09)	$1.37	$0.45
Dividends declared per share	$0.28	$0.26	$0.56	$0.52
_______________

(1)
As part of the Company’s adoption of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statement of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three and six months ended June 30, 2017, have also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$107,750	$35,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	151,183	157,428
Amortization of deferred financing costs	7,042	9,125
Amortization of lease premiums, discounts and incentives	6,662	6,392
Deferred income taxes	3,126	(833)
Non-cash share-based payment expense	5,454	8,130
Cash flow hedges reclassified into earnings	595	1,156
Security deposits and maintenance payments included in earnings	(554)	(23,063)
Gain on sale of flight equipment	(25,632)	(14,284)
Impairment of flight equipment	—	80,430
Other	(7,491)	1,211
Changes in certain assets and liabilities:
Accounts receivable	(7,315)	2,090
Other assets	(3,086)	(11,407)
Accounts payable, accrued expenses and other liabilities	(14,799)	(2,194)
Lease rentals received in advance	16,908	(2,115)
Net cash and restricted cash provided by operating activities	239,843	247,389
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(365,505)	(148,364)
Proceeds from sale of flight equipment	178,185	238,277
Net investment in finance and sales-type leases	(16,256)	(119,971)
Collections on finance and sales-type leases	13,127	17,185
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(3,965)	(2,892)
Other	2,956	88
Net cash and restricted cash used in investing activities	(191,458)	(15,677)
Cash flows from financing activities:
Repurchase of shares	(14,987)	(2,513)
Proceeds from secured and unsecured debt financings	—	500,000
Repayments of secured and unsecured debt financings	(128,342)	(667,472)
Deferred financing costs	(1,615)	(8,540)
Security deposits and maintenance payments received	108,653	87,185
Security deposits and maintenance payments returned	(38,718)	(77,593)
Dividends paid	(43,993)	(40,948)
Net cash and restricted cash used in financing activities	(119,002)	(209,881)
Net increase in cash and restricted cash	(70,617)	21,831
Cash and restricted cash at beginning of period	233,857	508,817
Cash and restricted cash at end of period	$163,240	$530,648

Aircastle Limited and Subsidiaries
Selected Financial Guidance Elements for the Third Quarter of 2018
($ in millions, except for percentages)
(Unaudited)

Guidance Item	Q3:18
Lease rental revenue	$180 - $184
Finance lease revenue	$8 - $9
Amortization of net lease discounts and lease incentives	$(4) - $(5)
Maintenance revenue	$0 - $1
Gain on sale	$3 - $7
Depreciation	$77 - $81
Interest, net	$58 - $60
SG&A(1)	$17 - $18
Full year effective tax rate	4% - 6%

(1)	Includes ~$2.9M of non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues(1)	$204,276	$237,059	$406,956	$442,091

EBITDA(2)	$190,448	$136,585	$382,389	$326,224

Adjusted EBITDA(2)	$192,623	$224,105	$383,768	$417,496

Net income (loss)	$50,203	$(7,116)	$107,750	$35,323
Net income (loss) allocable to common shares	$49,884	$(7,116)	$107,113	$35,068
Per common share - Basic	$0.64	$(0.09)	$1.37	$0.45
Per common share - Diluted	$0.64	$(0.09)	$1.37	$0.45

Adjusted net income(2)	$52,378	$2,448	$109,129	$48,139
Adjusted net income allocable to common shares	$52,045	$2,428	$108,483	$47,791
Per common share - Basic	$0.67	$0.03	$1.39	$0.61
Per common share - Diluted	$0.67	$0.03	$1.38	$0.61

Basic common shares outstanding	77,911	78,177	78,137	78,177
Diluted common shares outstanding(3)	78,248	78,177	78,420	78,404
_______________

(1)
As part of the Company’s adoption of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statements of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three and six months ended June 30, 2017, have also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

(2)	Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

(3)
For the three months ended June 30, 2018, and for the six months ended June 30, 2018 and 2017, dilutive shares represented contingently issuable shares. For the three months ended June 30, 2017, the effect of 170,116 contingently issuable shares related to the Company’s PSUs would have been anti-dilutive and were excluded from the calculation.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$50,203	$(7,116)	$107,750	$35,323
Depreciation	76,181	78,254	151,183	157,428
Amortization of lease premiums, discounts and incentives	3,534	3,280	6,662	6,392
Interest, net	57,398	61,672	114,506	124,740
Income tax provision	3,132	495	2,288	2,341
EBITDA	190,448	136,585	382,389	326,224
Adjustments:
Impairment of flight equipment	—	79,930	—	80,430
Non-cash share-based payment expense	3,076	6,028	5,454	8,130
(Gain) loss on mark-to-market of interest rate derivative contracts	(901)	1,562	(4,075)	2,712
Adjusted EBITDA	$192,623	$224,105	$383,768	$417,496

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$50,203	$(7,116)	$107,750	$35,323
Loan termination fee(1)	—	988	—	988
(Gain) loss on mark-to-market of interest rate derivative contracts(2)	(901)	1,562	(4,075)	2,712
Write-off of deferred financing fees(1)	—	986	—	986
Non-cash share-based payment expense(3)	3,076	6,028	5,454	8,130
Adjusted net income	$52,378	$2,448	$109,129	$48,139
_______________

(1)	Included in Interest, net.

(2)	Included in Other income (expense).

(3)	Included in Selling, general and administrative expenses.

Management believes that ANI, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Cash Return on Equity Calculation
(Dollars in thousands)
(Unaudited)

Period	CFFO	Finance Lease Collections	Gain on Sale of Flt. Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders Equity	Trailing 12 Month Cash ROE
2012	$427,277	$3,852	$5,747	$269,920	$—	$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924	$—	$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	$(530)	$274,548	$1,759,871	15.6%
2016	$468,092	$19,413	$39,126	$305,216	$(1,782)	$219,633	$1,789,256	12.3%
2017	$490,872	$32,184	$55,167	$298,664	$(1,011)	$278,548	$1,861,005	15.0%
LTM Q2:18	$483,325	$28,126	$66,515	$292,419	$(2,265)	$283,282	$1,903,097	14.9%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (“Cash ROE”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Cash Interest Margin Calculation
(Dollars in thousands)
(Unaudited)

Period	Average NBV	Quarterly Rental Revenue(1)	Cash Interest(2)	Annualized Net Cash Interest Margin(1)(2)
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,542,477	$156,057	$48,798	9.4%
Q3:12	$4,697,802	$163,630	$41,373	10.4%
Q4:12	$4,726,457	$163,820	$43,461	10.2%
Q1:13	$4,740,161	$162,319	$48,591	9.6%
Q2:13	$4,840,396	$164,239	$44,915	9.9%
Q3:13	$4,863,444	$167,876	$47,682	9.9%
Q4:13	$5,118,601	$176,168	$49,080	9.9%
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%
Q1:17	$6,505,355	$200,273	$58,839	8.7%
Q2:17	$6,512,100	$199,522	$55,871	8.8%
Q3:17	$5,985,908	$184,588	$53,457	8.8%
Q4:17	$6,247,581	$187,794	$53,035	8.6%
Q1:18	$6,700,223	$193,418	$53,978	8.3%
Q2:18	$6,721,360	$193,988	$53,979	8.3%
_______________

(1)
Management’s Use of Net Cash Interest Margin: Beginning with the earnings release for the three months ended September 30, 2016, based on the growing level of finance and sales-type lease revenue, management revised the calculation of net cash interest margin to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type lease in lease rentals. The calculation of net cash interest margin for all prior periods presented is revised to be comparable with the current period presentation.

(2)
Excludes loan termination payments of $3.0 million in the second quarter of 2013, $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016, respectively, and loan termination payments of $1.0 million in both the second and third quarters of 2017.

We define net cash interest margin as lease rentals from operating leases, interest income and cash collections from finance and sales-type leases minus interest on borrowings, net settlements on interest rate derivatives and other liabilities adjusted for loan termination payments divided by the average net book of flight equipment (which includes net investment on finance and sales-type leases) for the period calculated on a quarterly and annualized basis.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries
Presentation of Reclassification of Gain on Sale of Flight Equipment
(Dollars in thousands)
(Unaudited)

As part of the Company’s adoption of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statement of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three and six months ended June 30, 2017, have also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Total revenues as previously reported	$223,534	$427,807
Gain on sale of flight equipment	13,525	14,284
Total revenues	$237,059	$442,091

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2018		Six Months Ended June 30, 2018
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	77,911	99.36%	78,137	99.41%
Unvested restricted common shares	498	0.64%	465	0.59%
Total weighted-average shares outstanding	78,409	100.00%	78,602	100.00%

Common shares outstanding – Basic	77,911	99.57%	78,137	99.64%
Effect of dilutive shares(1)	338	0.43%	283	0.36%
Common shares outstanding – Diluted	78,248	100.00%	78,420	100.00%

Net income allocation
Net income	$50,203	100.00%	$107,750	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(319)	(0.64)%	(637)	(0.59)%
Earnings available to common shares	$49,884	99.36%	$107,113	99.41%

Adjusted net income allocation
Adjusted net income	$52,378	100.00%	$109,129	100.00%
Amounts allocated to unvested restricted shares	(333)	(0.64)%	(646)	(0.59)%
Amounts allocated to common shares – Basic and Diluted	$52,045	99.36%	$108,483	99.41%
_______________

(1)
For the three and six months ended June 30, 2018, distributed and undistributed earnings to restricted shares were 0.64% and 0.59%, respectively, of net income and adjusted net income. The amount of restricted share forfeitures for the period presented is immaterial to the allocation of distributed and undistributed earnings.

(2)	For both periods presented, dilutive shares represented contingently issuable shares.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	78,177	99.20%	78,177	99.28%
Unvested restricted common shares	634	0.80%	569	0.72%
Total weighted-average shares outstanding	78,811	100.00%	78,746	100.00%

Common shares outstanding – Basic	78,177	100.00%	78,177	99.71%
Effect of dilutive shares(1)	—	0.00%	227	0.29%
Common shares outstanding – Diluted	78,177	100.00%	78,404	100.00%

Net income allocation
Net income (loss)	$(7,116)	100.00%	$35,323	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	—	—	(255)	(0.72)%
Earnings (loss) available to common shares	$(7,116)	100.00%	$35,068	99.28%

Adjusted net income allocation
Adjusted net income	$2,448	100.00%	$48,139	100.00%
Amounts allocated to unvested restricted shares	(20)	(0.80)%	(348)	(0.72)%
Amounts allocated to common shares – Basic and Diluted	$2,428	99.20%	$47,791	99.28%
_______________

(1)
For the three months ended June 30, 2017, the effect of any diluted shares on distributed and undistributed earnings to restricted shares would have been anti-dilutive and was excluded from the calculation. For the six months ended 2017, distributed and undistributed earnings to restricted shares were 0.72%, of net income and adjusted net income. The amount of restricted share forfeitures for the period presented is immaterial to the allocation of distributed and undistributed earnings.

(2)
For the three months ended June 30, 2017, the effect of 170,116 contingently issuable shares related to the Company’s PSUs would have been anti-dilutive and were excluded from the calculation. For the six months ended June 30, 2017, dilutive shares represented contingently issuable shares.